SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Ambac Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

Canyon Capital Advisors LLC
The Canyon Value Realization Master Fund, L.P.

Mitchell R. Julis

Joshua S. Friedman

Frederick Arnold

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Canyon Capital Withdraws Proxy Materials and Urges Rejection of Management's Compensation Proposal

Urges Stockholders and the New Board to Remain Vigilant in Improving Governance and Accountability

LOS ANGELES, May 13, 2016  -- Canyon Capital Advisors LLC ("Canyon Capital"), a leading alternative asset manager serving institutional clients worldwide, and manager of funds and accounts that own almost 5% of the outstanding shares of Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the "Company"), has determined to withdraw its proxy materials filed in connection with the Company's 2016 Annual Meeting of Stockholders, scheduled for May 18, 2016.

The recent appointment of two new directors at the urging of stockholders, market participants' willingness to challenge management, the recognition by the two leading proxy advisory firms that management's compensation is excessive, and the Company's recent – albeit belated – responsiveness to the concern that it do more to reduce outstanding obligations, are all significant positive developments, indicating that Canyon Capital's concerns have resonated.  Accordingly, Canyon Capital has determined to withdraw its proxy material, to encourage the new Board to begin its important work immediately and without the distraction of the Company's divisive opposition to Canyon Capital's campaign.

Although Canyon Capital is withdrawing its proxy materials and the candidacy of its nominee, Frederick Arnold, for the Board of Directors, it urges stockholders to vote against management's Proposal 2 seeking stockholder approval for management's compensation by checking the "Against" box on management's white proxy card.  That is what the two leading independent proxy advisory firms, ISS and Glass Lewis, have recommended.

The core goal of Canyon Capital's proxy campaign has been to protect stockholder interests by assuring management's truthfulness, integrity, and competence.  As the Company's earnings call on May 11 reflects, much remains to be done in these respects.  To that end, Canyon Capital continues to believe that another genuinely independent voice would improve the balance on the Board.  The appointment of two new outside Board directors, one from a major stockholder with concerns similar to Canyon's, is a partial step in the right direction.

Despite withdrawing its proxy materials, Canyon Capital urges stockholders and the new Board members to remain vigilant, as Canyon Capital intends to be.  Continued focus and activism from all stockholders will make a major difference in keeping management effective and honest and assuring management's and the Board's accountability and, importantly, will immeasurably help the two new outside directors do their job.

Canyon's Concerns and Positive Developments Since They Were Voiced

Over the past several months, Canyon Capital has publicly expressed significant concerns with the Company's management and direction, the excessive compensation awarded to the Company's CEO and directors, and the Company's Board of Directors' failure to prevent or correct management's missteps with the company and misdirection with investors.  Several other Ambac stockholders clearly had similar concerns, resulting in two new directors being appointed to the Board, including one named by Cornwall Capital Management, LP ("Cornwall Capital"), another major stockholder.  As Canyon Capital previously has indicated, it believes the appointment of these directors was a significant step in the right direction.

Canyon Capital is also pleased that ISS and Glass Lewis recently echoed its concerns regarding Ambac CEO Nader Tavakoli's compensation, and both issued reports advising stockholders to vote against the Company's proposal to approve executive compensation at the 2016 Annual Meeting.

In particular, ISS referred to Mr. Tavakoli's compensation as "outsized" and "generous," and noted his 2016 pay package was granted "despite declining shareholder return performance" during his time as interim CEO.  ISS also pointed out that the vesting of restricted stock units Mr. Tavakoli was granted "accelerate[s] if he is not reelected to the board or is removed without cause," creating a "'pay for failure'" risk.  Glass Lewis noted Mr. Tavakoli's compensation appeared to be "generous considering the Company's size."

Both firms agreed with Canyon Capital's arguments in its May 2 presentation that too little of Mr. Tavakoli's pay is tied to performance, especially given the $4.275 million time-based grant of stock – with no performance component – he received upon signing his employment agreement.  ISS, considering both qualitative and quantitative measures, also noted that there was a "pay for performance misalignment," and stated: "CEO pay has outranked company TSR performance over the last two years, relative to reasonably comparable peers."

Others too are more closely scrutinizing the Company's disclosures, and demanding greater transparency.  During the Company's May 11 earnings call, an analyst who inquired about a particular Company policy was assured by management that the Company is "very compliant."  Noting the Company's filing of an amended annual report that very morning – which disclosed that a material weakness had existed in the Company's internal controls over financial reporting in 2015 – the analyst said, "I guess everyone's belief was that we didn't have any material internal control weaknesses.  So I'm not sure what you're telling me in public is actually what's happening at the Company."  That concern about the Company's level of candor reflects one of the central issues that Canyon Capital has raised.

Other questions were asked during the call as well, although the Company's unwillingness to be straightforward was telling.  When asked about capital allocation, Mr. Tavakoli responded, "[p]art of the secret sauce here is to sort of keep people guessing a little bit as to what it is [we are] going to do."  And when asked to explain the Company's claim that its policy buybacks are yielding an effective rate of return of 8.7%, management responded that it is an estimate "based on management's own assessment.  It's not really informed by anything other than our judgments and I think disclosing [our] estimates at this time is not something we're prepared to do."  Canyon Capital is heartened by the fact that important questions are being asked, and hopes the Company will be pressed to respond informatively and honestly.

In that regard, Canyon Capital notes as well that management has touted its relationship with the Office of the Commissioner of Insurance, suggesting that the appointment of the current Special Deputy Commissioner for the Segregated Account of Ambac Assurance Corporation on only a part time basis is indicative of its comfort with the Board's and management's governance and direction.  Yet just this week the Commissioner sought to have the Special Deputy Commissioner serve full time.

Canyon Capital recently has had the opportunity to meet with Ian Haft, the new independent director appointed to the Ambac Board as a result of Cornwall Capital's efforts.  Canyon Capital believes Mr. Haft takes the role of director seriously, including assuring the competency, integrity and accountability of the Company's management – issues at the core of Canyon Capital's proxy challenge.  Canyon Capital is hopeful that David Herzog and James Prieur, the other recently appointed independent directors, will join Mr. Haft in doing whatever is necessary to determine that those values have been, and going forward will be, maintained at the Company.

Canyon Capital also notes that according to the Company's May 10 announcement of its first quarter 2016 earnings, it repurchased $168 million of insured Local Insight Media bonds.  That is consistent with Canyon Capital's urging that the Company actively reduce such exposure when opportunities present themselves in the legal and regulatory process and in the marketplace as part of an intelligent and systemic strategy to manage its balance sheet and create value for stockholders.

Canyon's Withdrawal and the Need for Continued Stockholder and Director Vigilance

Although it is withdrawing from the proxy contest, Canyon Capital urges stockholders to remain vigilant.  The firm continues to be concerned that management is not acting consistently with its responsibilities, and needs to put the interests of stockholders above its own.  As the May 11 earnings call reflects, issues remain with management candor as well.  Consistent with the conclusions of Glass Lewis and ISS, Canyon Capital also reminds stockholders to vote against the company's recommendation for compensation of its named executives.

Canyon Capital is enormously grateful for the support it has received from other Ambac stockholders throughout this process.  It thanks Frederick Arnold as well, for his willingness as Canyon Capital's nominee to help effect positive change at the Company.  The firm will continue to closely monitor the Company's performance and public statements, and maintain its efforts to bring accountability, honesty and effectiveness to the Company's governance.  Canyon Capital expects that the new Board will do the same, exercising its responsibilities to the fullest extent in overseeing Company management.

About Canyon Capital Advisors LLC

Canyon Capital Advisors LLC is a leading alternative asset manager serving institutional clients worldwide. The firm seeks to achieve superior, risk-adjusted returns in excess of the debt and equity market indices with lower volatility. Canyon Capital and its affiliates currently manage investment funds and separate accounts amounting to over $20 billion in assets with a staff of over 200, including more than 100 investment professionals. The firm was founded in 1990 and is headquartered in Los Angeles, with offices in London, New York, Shanghai and Tokyo. Canyon Capital has been an SEC registered investment advisor since 1994.

Media Contact
Mike Geller / Nadia Damouni
Edelman
212-729-2163 / 917-344-4771
mike.geller@edelman.com / nadia.damouni@edelman.com

Investor Contact
Bruce Goldfarb / Pat McHugh / Tony Vecchio
Okapi Partners
212-297-0720
bhgoldfarb@okapipartners.com / pmchugh@okapipartners.com / TVecchio@okapipartners.com

CANYON CAPITAL ADVISORS LLC, THE CANYON VALUE REALIZATION MASTER FUND, L.P., MITCHELL R. JULIS AND JOSHUA S. FRIEDMAN (COLLECTIVELY, "CANYON") AND FREDERICK ARNOLD (COLLECTIVELY WITH CANYON, THE "PARTICIPANTS") HAVE FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ALONG WITH AN ACCOMPANYING GOLD PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF AMBAC FINANCIAL GROUP, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2016 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE FOREGOING PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY

CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/, FROM CANYON'S PROXY SOLICITOR, OKAPI PARTNERS, AND AT HTTP://WWW.AMBACSTOCKHOLDERRIGHTS.COM.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS ARE CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CANYON WITH THE SEC ON APRIL 25, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.